Filed pursuant to Rule 433

Relating to Preliminary Prospectus Supplement dated October 4, 2023 to Prospectus dated February 3, 2021

Registration No. 333-252048

DOMINION ENERGY SOUTH CAROLINA, INC.

FINAL TERM SHEET

October 4, 2023

2023 Series A 6.25% First Mortgage Bonds due 2053
Principal Amount:	$500,000,000

Expected Ratings* (Moody’s/S&P/Fitch):	A2 (stable outlook)/A (negative outlook)/A+ (stable outlook)

Trade Date:	October 4, 2023

Settlement Date (T+2):	October 6, 2023

Final Maturity Date:	October 15, 2053

Interest Payment Dates:	April 15 and October 15

First Interest Payment Date:	April 15, 2024

Optional Redemption:	Make Whole Call at T+25 bps prior to April 15, 2053; Par Call on or after April 15, 2053

Benchmark Treasury:	3.625% due May 15, 2053

Benchmark Treasury Yield:	4.892%

Spread to Benchmark Treasury:	+140 bps

Reoffer Yield:	6.292%

Coupon:	6.25%

Price to Public:	99.434% of the principal amount

Proceeds to the Company Before Expenses:	98.559% of the principal amount

CUSIP/ISIN:	25731 VAB0/US25731VAB09

Joint Book-Running Managers:	Mizuho Securities USA LLC, RBC Capital Markets, LLC, SMBC Nikko Securities America, Inc. and U.S. Bancorp Investments, Inc.

The issuer has filed a registration statement (including a base prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the base prospectus in that registration statement and other documents the issuer has filed with the SEC, including the preliminary prospectus supplement dated October 4, 2023, for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling:

Mizuho Securities USA LLC	1-866-271-7403 (toll-free)
SMBC Nikko Securities America, Inc.	1-888-868-6856 (toll-free)
RBC Capital Markets, LLC	1-866-375-6829 (toll-free)
U.S. Bancorp Investments, Inc.	1-877-558-2607 (toll-free)

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.